CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated April 16, 2024, and each included in the Registration Statement (Form N-2, File No. 333- ) of Principal Private Credit Fund I (the “Registration Statement”).

We also consent to the use of our report dated April 1, 2024, with respect to the financial statements of Principal Private Credit Fund I, LLC for the period February 1, 2024 through February 29, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 16, 2024